EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BRC INC.
A DELAWARE PUBLIC BENEFIT CORPORATION

August 21, 2026
BRC Inc., a benefit corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to insert the following as a new paragraph immediately following Article IV, Section 4.1:

Upon the filing and effectiveness (the “First Effective Time”) of the Certificate of Amendment to the Certificate of Incorporation adding this paragraph and subject to the treatment of fractional share interests as described below, each ten shares of the Class A Common Stock, either issued and outstanding or held in treasury immediately prior to the First Effective Time shall automatically be reclassified, combined and changed into one validly issued, fully paid and non-assessable share of Class A Common Stock, without any further action by the Corporation or the respective holder thereof. No fractional shares shall be issued at the First Effective Time and, in lieu thereof, the transfer agent shall aggregate all fractional shares of Class A Common Stock and sell them as soon as practicable at the then-prevailing prices on the open market and stockholders who would have been entitled to a fractional share of Class A Common Stock will instead receive a cash payment in an amount equal to their respective pro rata share of the total proceeds of that sale. Each certificate or book entry position that immediately prior to the First Effective Time represented shares of Class A Common Stock shall thereafter represent that number of shares of Class A Common Stock into which the shares of such Class A Common Stock previously represented by such certificate or book entry position has been reclassified, combined and changed subject to the elimination of fractional share interests as described above.

2.This Certificate of Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

3.This Certificate of Amendment shall become effective at 5:01 p.m. Eastern Time, on August 21, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.
                            BRC INC.

                            By: /s/ Andrew McCormick
                            Name: Andrew McCormick
                            Title: General Counsel and Secretary

[Signature Page to Certificate of Amendment of BRC INC.]